UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

November 1, 2005

Date of Report (date of earliest event reported)

FOXHOLLOW TECHNOLOGIES, INC.

(Exact name of Registrant as specified in its charter)

Delaware	000-50998	94-3252085
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

740 Bay Road

Redwood City, California 94063-2469

(Address of principal executive offices)

(650) 421-8400

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

(a) On November 1, 2005, we entered into a lease agreement with Britannia Hacienda VIII LLC for a 124,274 square foot facility located at 2081 Stierlin Court, Mountain View, California. We intend to move our research and development and manufacturing operations to this location on or about January 1, 2007. The lease has a term of 10 years with two options to renew, each for a period of five years. Under the agreement, we will pay monthly lease payments between $305,714.04 and $356,666.38 per month in addition to a security deposit of $500,000. We are also obligated to pay 100% of the operating expenses for this facility and 17.11% of the operating expenses for the larger complex of which our facility is a part.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(d) On November 3, 2005, Myrtle S. Potter was appointed to our board of directors as a Class III director. Ms. Potter will stand for re-election at our 2007 annual meeting of stockholders. Ms. Potter will receive an initial option of 15,000 shares of our common stock as provided under our 2004 Equity Incentive Plan. We expect to grant this option to Ms. Potter on or about January 1, 2006. A copy of the press release regarding the appointment of Ms. Potter to our board of directors is furnished as Exhibit 99.1 to this Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release of FoxHollow Technologies, Inc. dated as of November 7, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

FOXHOLLOW TECHNOLOGIES, INC.

Date: November 7, 2005	By:	/s/ Robert W. Thomas
Robert W. Thomas
President and Chief Executive Officer